Exhibit 99.3

SECOND QUARTER 2024 PREPARED COMMENTARY

AUGUST 1, 2024

This prepared commentary should be read in conjunction with the earnings press release, quarterly supplemental financial information and the Form 10-Q. All this information can be found on our Investor Relations page at ir.plymouthreit.com.

Before we get into the relevant detail from each area of the company, we’d like to call out some of the important takeaways from the quarter:

•	The results were better than we had anticipated for Q2 based on favorable appealed fiscal 2023 real estate tax assessments coupled with lower-than-anticipated mill rates within the Chicago portfolio, partially offset by an unexpected vacancy in Ohio.
•	SSNOI growth, excluding early termination fees, of 9.7% on a cash basis was positively impacted by the favorable one-time real estate tax adjustment in Chicago.
•	We had strong leasing results during the quarter and have addressed 65.1% of our 2024 expirations.
•	We expanded our presence in Memphis with the acquisition of a 1.6 million-square-foot portfolio of industrial buildings for a purchase price of $100.5 million and an initial NOI yield of 8.0%.
•	The development program is now 93% leased with a lease being negotiated for the last space to bring us to 100% leased.
•	Net debt to Adjusted EBITDA decreased sequentially from 6.7X at March 31 to 6.4X at June 30.
•	Tightened our 2024 guidance range to account primarily for the impact from our Memphis acquisition, the Q2 results, and the previously disclosed expiration of our 769,500-square-foot Class A industrial building in St. Louis.

Development Program Update

The last project left to deliver in the first phase of our 772,622-square-foot development program is the 52,920-square-foot fully leased industrial building in Jacksonville that will deliver in Q4 of this year. We are currently 93% leased across the entire program. We have reached an agreement on the remaining 53,352 square feet of development space at Fisher Industrial Park in Cincinnati, and the lease is being drafted. Once executed, that would bring our development program to 100% leased.

While we can potentially develop up to 1.7 million square feet of additional space on land we already own, at present we are only considering new development opportunities on a build-to-suit basis. We do not currently intend to pursue speculative developments.

Leasing Update

Leasing activity at our properties remains strong, with 1.8 million square feet of leases commencing during Q2 at a rate 18.8% higher than expiring rents on a cash basis. These results are tempered by fixed rate renewals that kicked in during the quarter; there will be no further fixed rate renewals impacting 2024 rate increases. The leasing results for Q2 are broken down as follows for leases commencing during these periods (calculated on a cash basis and excluding development program leases):

•	Second quarter
o	1,610,786 square feet of renewal leases commenced at an 18.8% increase
o	Renewal rate was 99.9%
o	24.2% of these renewals were contractual, which are typically at lower rental rate increases and are frequently exercised earlier in the year
o	201,153 square feet of new leases commenced at a 19.5% increase
o	Blended increase of 18.8% on a cash basis

With additional activity performed through July 29, we now have addressed over 65.1% of the 2024 expirations. With a blended rental rate increase of 15.7% achieved to date, plus the deals we are working on for the leases yet to expire, we still expect to be within the mark-to-market (MTM) range of 18% to 20% we’ve previously provided.

•	Full year 2024 (executed through July 29, 2024)
o	3,711,719 SF of renewal leases signed at a 12.2% increase
o	Renewal rate so far of 77.2%
o	27.4% of these renewals were contractual
o	1,093,280 SF of new leases signed at a 27.1% increase
o	Blended increase of 15.7%

During 2025, there will be an additional 1,988,245 square feet of potential fixed rate renewals associated with 19 leases, which represents 27.9% of the remaining 2025 leases expiring.  The amount drops to 918,872 square feet in 2026 associated with 21 leases, which represents 16.5% of the remaining leases expiring. If you add in annual lease escalators that are now approximately 3% across the portfolio, we have a significant opportunity to drive organic growth through our leasing activities.

We continue to actively market the 769,500-square-foot Class A industrial building in the Metro East submarket of St. Louis where the tenant’s lease expired on July 31, 2024. Prior to that expiration, we had steady interest from four manufacturers and five distribution users. All but one of these prospects are still considering our site. We expect activity to increase now that the lease has expired with two new prospect inquiries in the past couple of weeks. As our prospects continue to work on their business plans, we expect to refine our lease proposals to meet their requirements. The building can be subdivided and can accommodate many types of uses. We continue to aggressively market the property to users across the country. We are confident we will be able to get this building leased given its location and recent build.

In reviewing our largest tenants, there are no others within our top 10 list scheduled to expire during the year. Communication Test Design, Inc. in Memphis expires at the end of the year (see page 24 of the supplemental). We have been in renewal negotiations with this tenant, and they have an executable one-year renewal lease going through their signature authorization process for their 566,281 square feet.

Occupancy remained steady during Q2 increasing slightly from 96.9% at Q1 to 97.0%. We anticipate an occupancy dip in the third quarter as the St. Louis expiration and the unexpected 2100 International Drive turnover in Cleveland, as mentioned below, get addressed. Same store occupancy remained flat at 98.2% but will also be impacted in Q3 by the turnover at 2100 International Drive, lowering to 96.5% before returning to current levels in Q4 upon backfilling the space.

One of the current vacancies we have previously discussed, the 313,982 square feet at 16801 Exchange in Chicago, has had some positive news with the real estate taxes dropping 25.6% from the Board of Review decision and 57.3% from the initial assessor’s proposal, due to appeals we had submitted. This significantly improves the property’s marketability, and our list of prospects is digesting this positive development.

We recently backfilled 100,000 square feet at our 142,364-square-foot facility located at 9150 Latty Avenue in St. Louis. Recall that the long-term tenant there had vacated at the end of 2023. The deal is a five-year lease, and there is a strong possibility they may expand into the balance of the space soon.

While our rent collections remain strong, the tenant in our 274,464-square-foot facility at 2100 International Drive in Cleveland has defaulted on their lease and is vacating the facility. They have been at the location since September 2021 and were up to date on lease payments. Upon their rent default and deemed vacancy in Q3, we recorded a write-off of the accumulated straight-line rent adjustment in Q2 consistent with GAAP accounting. While we are pursuing legal remedies, we have identified a strong candidate for half of the building starting on or before October 1.

Looking ahead to the remainder of the year, with 2,075,724 square feet left to expire, as shown in the Q2 supplemental, we have since leased 238,510 square feet of that space through July 29, leaving 1,837,214 left to be addressed. We are in active negotiations on over 900,000 square feet of that amount that have an average lease spread of greater than 20% on a cash basis. Included in active negotiations is a 327,194-square-foot lease out for signature in Chicago on a five-year deal. The balance of approximately 900,000 square includes the 769,500-square-foot St. Louis expiration that is diligently being worked.

We are also making strides in leasing the 1,026,010 square feet vacant as of June 30. As mentioned above, at the Latty facility in St. Louis, we have converted a temporary occupancy agreement to a five-year lease on 100,000 square feet as of July 30, 2024. The 53,352-square-foot development lease that we are negotiating in Cincinnati will also reduce vacancy along with 115,000 square feet in Indianapolis that is near execution.

For 2025, we have already addressed 19.5%, or 1,727,646 square feet of the 8,847,163 square feet originally projected to expire during the year. These leases are at a 14.9% increase over expiring cash rent. The executed leases include 310,922 square feet of contractual renewals.

While it may seem like the overall percent of 2025 addressed to this point is behind compared to a year ago for 2024 at 24.0%, this amount does not include the Communication Test Design, Inc. lease for 566,281 square feet in Memphis and a 200,000-square-foot lease in Columbus that are both out for execution. It also does not include a 188,738-square-foot lease in Cleveland at 3400 Gilchrist Rd. that was executed on July 30. We are also actively working on over 1.8 million SF of 2025 lease expirations/renewal negotiations that are nearing completion.

Disposition Update

During Q2, we completed the disposition of our 221,911-square-foot industrial building in Kansas City for approximately $9.2 million in proceeds, resulting in a net gain on sale of approximately $849,000. This was one of the assets we have previously noted that we wanted to sell for real estate reasons because it represented our only property in the market. While we’re high on Kansas City as a market, we couldn’t gain the scale we wanted to justify holding one asset there. We have a handful of other assets we continue to evaluate for similar reasons that could be sold over the next 12 months.

As previously disclosed, we expect our tenant occupying 3500 Southwest Boulevard in Columbus to exercise its fixed purchase option of approximately $21.5 million by the end of August 2024. We expect to redeploy the proceeds from this sale to pay down outstanding debt on the credit facility from the Memphis portfolio acquisition.

Acquisition Update

We noted last quarter that we had better visibility on a number of acquisition opportunities in our existing markets that range from $10 million for our traditional “singles and doubles” type takedowns to $100 million for larger portfolios that contain a mix of single- and multi-tenant occupiers with shorter weighted average lease terms (WALTs) and the ability to capture MTM opportunities through leasing.

On July 18, we closed on a portfolio in Memphis that fit this description perfectly. We acquired a 1,621,241-square-foot industrial portfolio for $100.5 million in cash with an initial NOI return of 8.0%. This portfolio is located in the Memphis Southeast and Northeast submarkets and consists of 14 buildings that are currently 94% leased to 46 tenants with a WALT of 3.4 years. The MTM on existing contract rents is consistent with our portfolio average of 18% to 20%, giving us the ability to capitalize on organic rent growth through rollover given all the in-place leases either have market rate options or no options at all. All in-place leases are triple net leases. The largest five tenants in this portfolio account for approximately 38% of the square footage, and approximately 23% of the portfolio’s square footage rolls over in the next 12 months. In addition to the existing buildings, the portfolio has one, seven-acre parcel of excess land capable of supporting approximately 115,000 square feet of new industrial space in the Northeast submarket.

Balance Sheet Update

Some of the balance sheet highlights as of June 30, 2024 are as follows (see pages 15-16 of the supplemental):

•	Net debt to EBITDA of 6.4X
•	69.6% of our total debt is unsecured
•	93.6% of our debt is fixed, including with the use of interest rate swaps with a total weighted average cost of 4.11%
•	$194.6 million of capacity on our unsecured credit facility

Recall our previous statements the past two quarters on our leverage targets. We intended to stay in the 6X range during 2024 in terms of net debt to Adjusted EBITDA, and that continues to be the expectation. We’re down in Q2 to 6.4X from 6.7X in Q1 due to the seasonality we talked about last quarter.

The completion of the Memphis portfolio transaction a couple weeks ago for $100.5 million alters our balance sheet metrics. We borrowed on our credit facility to fund the purchase, which brought our availability to $101.6 million as of July 29 after applying the proceeds from the Kansas City sale. In the next few days, we also intend to borrow on the line to pay off our only debt maturing over the next 12 months – an $18.1 million life company secured mortgage loan that matures in August.

After accounting for the proceeds coming later this month from the Columbus tenant acquisition, we’ll have cut our net borrowings since quarter end to approximately $71 million. Absent any other capital raising activities such as additional dispositions, we expect we will be in the mid- to high-6X range in the second half of 2024 to account for the Memphis transaction. Our bias for 2025 is still to operate at the low end of the 6X range.

Discussion of Second Quarter of 2024

Q2 Core FFO was $0.48 per share due to favorable operating expenses driven by final fiscal year 2023 real estate tax billings in Chicago, improvement in leasing spreads within our same store portfolio, contributions from our phase 1 developments, namely Jacksonville and Atlanta and the elimination of preferred stock dividends as a result of the redemption of the Series A Preferred Stock completed September 2023, partially offset by a one-time write-off associated with a single tenant totaling approximately $1.1 million (comprising $0.9 million in accumulated straight-line rent.

Same store NOI, excluding early termination fees, experienced a 9.7% increase on a cash basis during the quarter which was better than we had anticipated in our initial full year guidance. Same store performance reflects the sequential growth in revenue from our new and renewal leasing in the portfolio supported by improved expense reimbursement as we convert expiring rollover to triple-net lease structures, the reduction of operating expenses from the Chicago real estate tax billings noted above, partially offset by the tenant write-off noted earlier.

G&A for the quarter was consistent with Q2 2023 results.

Interest expense during the second quarter was slightly lower than expected but generally consistent with Q1 2024 results. As of June 30, 2024, our only variable rate exposure is the $55.4 million of the $155.4 million outstanding balance on the line of credit that has not been fixed via interest rate swaps. That will obviously change for the transactions noted earlier in the Disposition, Acquisition and Balance Sheet Update sections, but the net borrowings of $89 million associated with those transactions will all be reflected on our variable rate portion of the credit facility.

Discussion of 2024 Guidance and Assumptions

After accounting for the transaction activity, Q2 results and the previously disclosed outcome on the tenant expiration at our 769,500-square-foot building in St. Louis, we tightened our FY 2024 outlook to $1.88 to $1.90 per weighted average share and unit. We essentially pulled in the high end of the range, whose major variable all along had been an assumption that the St. Louis space might be released before July 31. We believe this leasing outcome is where most published estimates had settled anyway, but with the impact from the Chicago real estate taxes and the Memphis portfolio folded in we believe it is worth calling out some of the moving parts to build a bridge to our new FY 2024 outlook.

We maintained the SS NOI range of 7.00% to 7.50% as the positive impact of approximately $1.0 million in real estate tax assessment favorability in Chicago is essentially offsetting the lower revenue in the same store pool attributable to the unexpected vacancy impacts of $1.1 million from the single tenant in Cleveland. We did trim the same store occupancy percentage at the high end of the range by 50 basis points to 98.0% to account for this unexpected vacancy.

In addition, we need to account for the approximately five months of contribution we will receive from the $100.5 million Memphis acquisition at an NOI yield of 8.0%. With net interest expense costs of $2.6 million for the balance of the year associated with the acquisition and the expected payoff of the Ohio National mortgage this month, we adjusted our assumption for interest expense accordingly.

Excluding the Memphis transaction, we anticipate our property expenses for the third and fourth quarters will normalize to run rates similar to the third and fourth quarters of FY 2023 with reimbursement rates to average around 79% of expenses for the remaining two quarters.

We also trimmed the G&A range slightly by $150,000 to $250,000 to account for our leveraging of overhead costs.

All of this modifies the quarterly cadence we had originally intended in the second half of the year as the balance of phase 1 developments stabilize, we execute on the remainder of 2024 lease expirations and experience improved flow through on tenant recoveries as a percentage of operating expenses.

Additionally, similar to what we’ve experienced in the second half of 2023, we expect GAAP rent adjustments to remain subdued (meaning that there are less straight line rent adjustments included within Core FFO to report and therefore to project in guidance or modeling) as market rent adjustments recorded upon prior acquisitions continue to burn off, coupled with a decline in free rent concessions and other lease incentives during recent lease executions and negotiations. This trend also means that NOI on a GAAP basis is now converging with NOI on a cash basis.

We also adjusted the low end of the net income per share range by two cents to $0.10 per share to account for the gain on sale of real estate realized and lower than anticipated depreciation and amortization expense.

Conclusion

As we look to the second half of the year and into 2025, we are pleased to be more in a growth posture. The properties we acquired in Memphis are Plymouth type properties and consistent with the reason why we like Memphis so much. We are managing our leverage well and have the ability to dial up a few more dispositions if we need to enhance our liquidity over and above what we’re already planning. SS NOI growth will continue to be our primary growth engine along with the stabilization of the development program.

Thank you for your continued interest and investment in Plymouth.

Jeff Witherell, Chairman and CEO

Forward-Looking Statements

This commentary includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this commentary, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control, including, without limitation, those factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this commentary, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.